WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


<ARTICLE> 5
                                                       EXHIBIT 27.

                             SCAN-OPTICS, INC.
                           FINANCIAL DATA SCHEDULE


<PERIOD-TYPE>                               12-MOS           12-MOS             12-MOS
<FISCAL-YEAR-END>                           DEC-31-1995      DEC-31-1994        DEC-31-1993
<PERIOD-END>                                DEC-31-1995      DEC-31-1994        DEC-31-1993
<CASH>                                           281,000          178,000
<SECURITIES>                                           0                0
<RECEIVABLES>                                 10,297,000        9,124,000
<ALLOWANCES>                                     413,000          279,000
<INVENTORIES>                                 13,746,000       14,223,000
<ASSETS>                                      25,585,000       24,608,000
<PROPERTY, PLANT AND EQUIPMENT>               18,149,000       17,894,000
<ACCUMULATED DEPRECIATION>                    14,340,000       13,272,000
<TOTAL ASSETS>                                29,514,000       29,619,000
<TOTAL CURRENT LIABILITIES>                   11,346,000       10,593,000
<BONDS, MORTGAGES AND SIMILAR DEBT>                                     0
<PREFERRED STOCK - MANDATORY REDEMPTION>                                0
<PREFERRED STOCK - NO MANDATORY REDEMPTION>                             0
<COMMON STOCK>                                   139,000          138,000
<OTHER STOCKHOLDERS' EQUITY>                  17,612,000       18,593,000
<TOTAL-LIABILITY-AND-EQUITY>                  29,514,000       29,619,000
<NET SALES OF TANGIBLE PRODUCTS>              27,642,000       26,988,000       19,698,000
<TOTAL REVENUE>                               42,084,000       43,889,000       36,381,000
<COST OF TANGIBLE GOODS SOLD>                 19,487,000       17,584,000       11,902,000
<TOTAL COSTS AND EXPENSES APPLICABLE
  TO SALES AND REVENUES>                      43,460,000       42,724,000       37,349,000
<OTHER COSTS AND EXPENSES>                             0                0                0
<PROVISION FOR DOUBTFUL ACCOUNTS AND NOTES>            0                0                0
<INTEREST AND AMORTIZATION OF DEBT DISCOUNT>           0                0                0
<INCOME BEFORE TAXES AND OTHER ITEMS>        ( 1,327,000)       1,244,000         (932,000)
<INCOME TAX EXPENSE>                             (72,000)         (40,000)          49,000
<INCOME/LOSS CONTINUING OPERATIONS>           (1,255,000)       1,284,000         (981,000)
<DISCONTINUED OPERATIONS>                              0                0                0
<EXTRAORDINARY ITEMS>                                  0                0                0
<CUMULATIVE EFFECT-CHANGES IN ACCOUNTING
  PRINCIPLES>                                          0                0                0
<NET INCOME OR LOSS>                          (1,255,000)       1,284,000         (981,000)
<EARNINGS PER SHARE - PRIMARY>                      (.19)             .19             (.15)
<EARNINGS PER SHARE - FULLY DILUTED>                (.19)             .19             (.15)


